Dated as of:

September 9, 2014

SECOND AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	129 basis points (bps) 139bps 154bps
JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps
JOHCM International Select Fund	Class I Class II	105bps 130bps
JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps
JOHCM Asia Ex-Japan	Institutional Class I Class II	129bps 139bps 154bps
JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps

[1]	Expressed as a percentage of a Fund’s average daily net assets.

AIT-JOHCM	Page 1

JOHCM US Small Mid Cap Equity Fund	Institutional Class I Class II Class III	99bps 109bps 124bps 149bps

ADVISERS INVESTMENT TRUST		JO HAMBRO CAPITAL MANAGEMENT LIMITED		JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ Dina A. Tantra	By:	/s/ M. Helen Vaughan	By:	/s/ Andrew Rice
Name: Dina A. Tantra		Name: M. Helen Vaughan		Name: Andrew Rice
Title: President		Title: COO		Title: Finance Director

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